Exhibit 99.(a)(5)(B)

FOR IMMEDIATE RELEASE

ASTA FUNDING, INC ANNOUNCES CLARIFYING AMENDMENT OF ITS TENDER OFFER TO

PURCHASE UP TO 3,000,000 SHARES OF ITS COMMON STOCK

Englewood Cliffs, New Jersey, May 3, 2016 — Asta Funding, Inc. (NASDAQ: ASFI) (“Asta” or the “Company”) announced today that it had filed with the Securities and Exchange Commission certain amendments to its modified “Dutch auction” self-tender offer which commenced on April 11, 2016. The amendment does not change any of the economic terms of the Company’s Offer to Purchase (the “Offer”), which is structured as a Dutch auction with a price range of $9.50-$10.25 per share and an expiration date of May 12, 2016. The amendment updates the Offer to reflect the termination of the tender offer of MPF InvestCo 4, LLC, a Delaware limited liability company which is a direct, wholly owned subsidiary of The Mangrove Partners Master Fund, Ltd. In addition, the amendment provides clarification of certain other information contained in the Offer, including to:

1.	Provide additional pro forma book value and earnings per share calculations at each of the high- ($10.25) and low-end ($9.50) of the “Dutch auction” self-tender offer;

2.	Revise certain conditions to the Offer, specifically, and in lieu of a condition which permitted the Company to terminate the offer in the event of any change in general political, market, economic, financial or industry conditions in the United States or internationally, the Company has narrowed this condition to only include decreases or more than 10% of certain nationally recognized stock indices;

3.	Disclose to shareholders that, in the event that one of the conditions set forth in the Offer which permits the Company to terminate the Offer has been triggered, the Company will, as promptly as practical, notify shareholders of its determination as to whether to: (i) waive the condition and continue the Offer; or (ii) terminate the Offer; and

4.	Clarify that source of funds will not include the proceeds of the issuance sale of any of the Company’s shares.

The tender offer will continue to expire on May 12, 2016 at 5:00 p.m., New York City time, unless the tender offer is extended or withdrawn by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the tender offer materials that are being distributed to stockholders.

Keefe, Bruyette & Woods, Inc. is serving as dealer manager for the tender offer (the “Dealer Manager”). Georgeson is serving as information agent for the tender offer (the “Information Agent”) and American Stock Transfer & Trust Company LLC is serving as depositary for the tender offer (the “Depository”). For more information about the tender offer, please contact Georgeson at (877) 278-4774.

While the Company’s board of directors authorized the tender offer, it has not made and will not be making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of the Company’s shares are made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms and conditions of the tender offer. The Company has filed a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, is also available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, Georgeson. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Asta

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is engaged in several business segments in the financial services industry including structured settlements through our 100% owned subsidiary CBC Settlement Funding, LLC (www.cbcsettlementfunding.com.), funding of personal injury claims, through our 80% owned subsidiary Pegasus Funding, LLC, social security and disability benefit advocates through our wholly owned subsidiary GAR Disability Advocates , LLC and the business of managing for its own account the servicing of distressed consumer receivables with the concentration of acquiring consumer receivables in the international sector. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2015 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.